EXHIBIT 3.1

Filed
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
JAN 24 1996

                        ARTICLES OF INCORPORATION

                                   OF

                          Wolf Exploration Inc.

KNOW ALL MEN BY THESE PRESENTS:

          That we the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and do hereby certify:

                                   1.

     The name of this corporation is:

                                        Wolf Exploration Inc.

                                   2.

     The resident agent of said corporation shall be PACIFIC CORPORATE SERVICES COMPANY, 7631 Bermuda Road, Las Vegas, NV 89123 and such other offices as may be determined by the By-Laws in and outside the State of Nevada.

                                   3.

     The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.

                                   4.

     The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the Incorporator signing these Articles as follows:

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     Douglas McClean          Suite 307-19533 Fraser Hwy.
                                 Surrey B.C. Canada
                                     V3S-6K7

                                   5.

     The Corporation is to have perpetual existence.

                                   6.

     The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares Common Stock at $0.00l par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgement of the Board of Directors as to the value thereof shall be conclusive.

                                   7.

     The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.

IN WITNESS WHEREOF, I have set my hand this 23rd day of January, 1996.

                                   /s/ DOUGLAS MCCLEAN
                                   ----------------------------------
                                   Douglas McClean



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